CH ENERGY GROUP, INC.
Computation of Ratio of Earnings to Fixed Charges               EXHIBIT (12) (i)

                                                             2005                               Year Ended December 31,
                                                    ----------------------   ------------------------------------------------------
                                                    3 Months    12 Months
                                                      Ended        Ended                                          (1)
                                                    March 31     March 31       2004      2003         2002       2001       2000
                                                    ---------    ---------   --------   --------     --------   --------   --------
   Earnings: ($000)
A.   Net Income from Continuing Operations(2)       $  20,339    $  39,774   $ 42,423   $ 43,985     $ 36,453   $ 50,835   $ 50,973
B.   Federal and State Income Tax                      13,772       28,754     31,256     30,435       22,294     (3,338)    38,215
                                                    ---------    ---------   --------   --------     --------   --------   --------
C.   Earnings before Income Taxes                   $  34,111    $  68,528   $ 73,679   $ 74,420     $ 58,747   $ 47,497   $ 89,188
                                                    =========    =========   ========   ========     ========   ========   ========
D.   Fixed Charges
       Interest on Mortgage Bonds                           0            0          0        570        2,136      5,211     11,342
       Interest on Other Long-Term  Debt                3,247       11,904     11,488     10,699        9,819     10,446     12,864
       Other Interest                                     815        4,464      5,613      9,828(3)    11,659     12,837      9,303
       Interest Portion of Rents                          285        1,218      1,192      1,040          749        801        962
       Amortization of Premium & Expense on Debt          264        1,059      1,066      1,159        1,249      1,350      1,170
       Preferred Stock Dividends of Central Hudson        384        1,579      1,591      2,259        3,405      3,026      5,556
                                                    ---------    ---------   --------   --------     --------   --------   --------
            Total Fixed Charges                     $   4,995    $  20,224   $ 20,950   $ 25,555     $ 29,017   $ 33,671   $ 41,197
                                                    =========    =========   ========   ========     ========   ========   ========

E.   Total Earnings                                 $  39,106    $  88,752   $ 94,629   $ 99,975     $ 87,764   $ 81,168   $130,385
                                                    =========    =========   ========   ========     ========   ========   ========

   Preferred Dividend Requirements:
F.   Allowance for Preferred Stock Dividends
       Under IRC Sec 247                            $     242    $     970   $    970   $  1,387(3)  $  2,161   $  3,230   $  3,230
G.   Less Allowable Dividend Deduction                    (32)        (127)      (127)      (127)        (127)      (127)      (127)
                                                    ---------    ---------   --------   --------     --------   --------   --------
H.   Net Subject to Gross-up                              210          843        843      1,260        2,034      3,103      3,103
I.   Ratio of Earnings before Income
          Taxes to Net Income(C/A)                      1.677        1.723      1.737      1.692        1.612      0.934      1.750
                                                    ---------    ---------   --------   --------     --------   --------   --------
J.   Preferred Dividend(Pre-tax)(H x I)                   352        1,452      1,464      2,132        3,278      2,899      5,429
K.   Plus Allowable Dividend Deduction                     32          127        127        127          127        127        127
                                                    ---------    ---------   --------   --------     --------   --------   --------
L.   Preferred Dividend Factor                            384        1,579      1,591      2,259        3,405      3,026      5,556
                                                    =========    =========   ========   ========     ========   ========   ========

M.   Ratio of Earnings to Fixed Charges(E/D)             7.83         4.39       4.52       3.91         3.02       2.41       3.16
                                                    =========    =========   ========   ========     ========   ========   ========

(1) The reduction in the ratio reflects the net effect of regulatory actions in 2001 associated with the sale of Central Hudson's interests in its major generating assets, including the recording of a significant amount of federal investment income tax credits.

(2)   Net Income includes preferred stock dividends of Central Hudson.

(3) Reflects SFAS No. 150 entitled Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, reclassification of $208,750 in preferred stock dividends to interest expense for the quarter ended September 30, 2003.